Company Press Release	Exhibit 99.1

QLogic Corporation Announces Stock Repurchase Program

ALISO VIEJO, Calif.—(BUSINESS WIRE)—Oct. 16, 2002—QLogic Corporation (Nasdaq:QLGC) announced today that its Board of Directors has authorized a program to repurchase up to $100 million of the Company’s outstanding common stock. The stock repurchase program will be put into effect immediately and will continue over the next two years.

Share repurchases by the Company may be made in the open market and in private transactions at the discretion of management as market conditions warrant.

“The buy-back of our shares is an attractive opportunity for the Company. We believe this is a good investment of corporate funds and is in the best interests of our shareholders,” stated H.K. Desai, QLogic Corporation’s chief executive officer. As of September 29, 2002, QLogic Corporation had $571.9 million in cash and investments, and there were 93.4 million shares of common stock issued and outstanding.

Powered by QLogic
QLogic technology powers SAN solutions from the world’s leading storage vendors including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, Quantum, Sony, StorageTek and Sun. The industry depends on QLogic to simplify SANs with native Fibre Channel support designed into all major operating systems and to innovate new ways to network storage through new technologies like Virtual Interface (VI), Fibre Down(TM); and iSCSI.

About QLogic (www.qlogic.com)
QLogic Corporation (Nasdaq:QLGC) simplifies the process of networking storage for OEMs, resellers and system integrators with the only end-to-end infrastructure in the industry, consisting of award-winning controller chips, host bus adapters, network switches and management software to move data from the storage device through the fabric to the server. A member of the S&P 500 Index, QLogic was recently ranked number 25 on Forbes’ Best 200 Small Companies and was named to Fortune’s 100 Fastest Growing Companies list for the third consecutive year.

Note: All QLogic-issued press releases appear on the company’s web site (www.qlogic.com). Any announcement that does not appear on the QLogic web site has not been issued by QLogic.

Disclaimer — Forward-Looking Statements
With the exception of historical information, the statements set forth above include forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied in the forward-looking statements. QLogic wishes to advise readers that these potential risks and uncertainties relate to, but are not limited to, in no particular order: the introduction of new and changing technologies in our industry and customer acceptance of those technologies; a change in semiconductor

 5

foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; QLogic’s ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and fluctuations in our operating results and our stock price.

More detailed information on these and additional factors which could affect QLogic’s operating and financial results are described in QLogic’s Forms 10-Q, 10-K and other reports, filed or to be filed with the Securities and Exchange Commission. QLogic urges all interested parties to read these reports to gain a better understanding of the many business and other risks that QLogic faces. Additionally, QLogic undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Note to Editors: Trademarks and registered trademarks are the property of the companies with which they are associated.

 6